Exhibit 10.11

                            ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is entered into as of January 15th, 2002 by and between New BitSnap N.V., a corporation existing under the laws of Belgium with it's registered address at Xavier deCocklaan 42, 9831, Deurle, Belgium (the "Seller") and Remedent N.V.("Purchaser"), a Belgium corporation,

                                   WITNESETH:
WHEREAS, Seller, owns and operates an office facility located at Xavier de Cocklaan 42, B-9831, Deurle (the "Facility"), where it's division IMDS conducts a business of outsourcing dental practitioners to external dental practices (the "Business"); WHEREAS, Purchaser is an established supplier of professional dental and oral hygiene products organized for the purpose of developing and marketing such products; and WHEREAS, subject to the terms and conditions set forth in this Agreement, Seller desires to sell to Purchaser (or its assignee), and Purchaser desires to purchase from Seller, substantially all of the Seller's assets that are used in conduct of the Business. NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

                        1. Purchase, Sale and Assumption

                                      1.1. Agreement to Sell and to Purchase.
On the terms and subject to the conditions set forth herein, Seller agrees to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser agrees to purchase and acquire from Seller, at the Closing (as defined herein), all right, title and interest of Seller in and to the following assets, properties and rights as they shall exist on the Closing Date (as defined herein):

     1.1.1. The inventions, copyrights, patents, trademarks, trade names and applications, any related trademarks or logos and applications, including any rights to the ownership and use of the trade names, trade secrets, proprietary know-how and use and application know-how, product formulae, practices and promotional literature, goodwill and other intellectual property and rights, in each case used by Seller in connection with the Business, including, without limitation, such intellectual property as is listed on Schedule 1.1.4 IMDS division (collectively, the "Intellectual Property");

     1.1.2. The contracts in force and effect (including deposits related thereto), leases, agreements and purchase and sale orders of Seller related to the IMDS Business, including without limitation, all of the contracts, leases, agreements and orders identified in Schedule 1.1.5 (collectively, the "Contracts") but excluding those contracts identified connection with the Business, including, without limitation, those identified in Schedule
     1.1.5 (collectively, "the Non-Assigned Contracts");

     1.1.3. All computer applications and operating programs used at the Facility in connection with the Business, including, without limitation, those identified in Schedule 1.1.6; provided, however, Seller shall retain a non-exclusive license to use such applications and programs which are currently used by Seller other than in connection with the Business, but that Seller shall not be permitted to sub-license or assign such license;

     1.1.4. All Permits (as defined in Section 3.9 hereof) listed on Schedule
     3.9 hereof; and

     1.1.5. All books, documents and records of Seller pertaining to the Business, wherever located, including, without limitation, accounting, credit, environmental and personnel records and customer lists; provided, however, Seller may retain copies of such materials to the extent necessary for Seller to fulfill its obligations under this Agreement or under other laws, regulations or understandings by which it is bound.


All such assets, properties and rights, are referred to herein as the "Assets".
1.2. Excluded Assets.

                  Notwithstanding anything to the contrary set forth above, the Assets shall not include any cash, negotiable securities, certificates of deposit, bonds, lock boxes, letters of credit and other cash equivalents, except as otherwise provided hereunder the rights of Seller under any insurance policies, the assets of any of Seller's employee benefit plans, and the rights which would accrue or will accrue to Seller under this Agreement.

1.3. Liabilities Not Assumed.

                  Purchaser shall have no liability whatsoever for any liabilities of Seller, including, without limitation, (i) any claim, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by the Seller, or alleged to have been made by the Seller, or which is opposed or asserted to be imposed by operation of law, in connection with any product manufactured, shipped or installed by or on behalf of the Seller or for any service performed by or on behalf of the Seller, including, without limitation, any claim relating to the repair or replacement of any such product and any claim seeking recovery for property damage, consequential damages, loss, lost revenue or income or personal injury or (ii) any liability or obligation in respect of any federal, state or local income or other tax payable with respect to the Business or the Assets for any period prior to the Closing Date.

                         2. The Purchase Price; Closing

                                               2.1. Purchase Price.
The purchase price shall be $330,000 the "Purchase Price") payable in 6,000,0000 shares of the Company's common stock at a price per share of common stock to be determined prior to closing. Such stock will be issued to seller within 3-5 business days of closing, with the Company filing a Registration Statement within 60 days to be made effective within 90 days.

2.3. The Closing.
Subject to the terms and conditions set forth herein, the closing of the purchase and sale of the Assets and the Business (the "Closing") shall take place at Seller's Facility as soon as practicable after the conditions set forth in Articles 7 and 8 have been satisfied or waived, or at such other time and place as the parties hereto may agree. (The time of the closing being hereinafter called the "Closing Date".) All transactions contemplated at the Closing shall be deemed to be effective (the "Effective Time") as of midnight on the day preceding the Closing Date (the Closing Date being deemed to commence at 12:01 a.m.), and events taking place, and periods ending after the Effective Time shall be deemed to have taken place, or ended, after the Closing Date.


2.4. Items to be Delivered at Closing.
At the Closing, and subject to the terms and conditions herein contained:

     2.4.1. The Seller will deliver to the Purchaser the following:


         a) Such full covenant, bills of sale, assignments, endorsements, consents and other good and sufficient instruments and documents of conveyance and transfer in a form satisfactory to the Purchaser and its counsel, as shall be necessary and effective to convey, transfer and assign to, and vest in, the Purchaser all of the Seller's right, title and interest in and to the Assets, including, without limitation all the Seller's rights under all agreements, contracts, commitments, leases, plans, quotations, proposals, licenses, permits, authorizations, software, know-how, instruments, and accounts receivable documents which are included in the Assets;

         b) A copy of all of the resolutions adopted by the Seller's board of directors and, if necessary, stockholders relating to the transactions contemplated by this Agreement, certified on the Closing Date to be complete and correct by the Secretary or an Assistant Secretary of the Seller; and

         c) All of the agreements, contracts, commitments, leases, plans, bids, quotations, proposals, licenses, permits, authorizations, instruments, computer programs and software, manuals and guidebooks, price books and price lists, customer lists, supplier lists, sales records, files, correspondence, and other documents, books, records, papers, files and data belonging to the Seller which are part of the Assets or relate to the Business; provided, however, that Seller may retain copies of such materials to the extent necessary for Seller to fulfill its obligations under this Agreement or under other agreements, laws, regulations or understandings by which it is bound.


     2.4.2. The Purchaser will deliver to the Seller the following:

a) Common stock certificate(s) for the Purchase Price as determined pursuant to Section 2.1;

b) An employment agreement covering the seller and each employee deemed necessary for the continued operation of the Facility by both the Seller and Purchaser. Such agreement to be agreed upon by the Seller and Purchaser based upon the specifics terms of the employment agreement.


     2.4.3. Simultaneously with such deliveries, all such steps will be taken as may be required to put the Purchaser in actual possession and operating control of the Business and the Assets.

2.5. Third Party Consents.
To the extent that the Seller's rights under any agreement, contract, commitment, lease, license, permit, authorization or other asset to be assigned to the Purchaser hereunder may not be assigned without the consent of another person which is not obtained by the Closing Date, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. The Seller represents that attached hereto as Schedule 2.5 is a list of all such consents which are necessary for agreements other than purchase orders or supply agreements with customers. The Seller covenants and agrees to use its best efforts to obtain all such required consents as promptly as possible prior to or after the Closing. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair the Purchaser's rights under the Asset in question so that the Purchaser would not in effect acquire the benefit of all such rights, the Seller, to the maximum extent permitted by law and the Asset, shall act as the Purchaser's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Asset, with the Purchaser in any other reasonable arrangement designed to provide such benefits to the Purchaser.

2.6. Further Assurances.
The Seller, from time to time after the Closing, at the Purchaser's request, will execute, acknowledge and deliver to the Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as the Purchaser may require in order to vest more effectively in the Purchaser, or to put the Purchaser more fully in possession of any of the Assets, or to better enable the Purchaser to complete, perform or discharge any of the liabilities or obligations assumed by the Purchaser at the Closing.

                 3. Representations and Warranties of the Seller

     The Seller hereby represents and warrants to the Purchaser as follows:
3.1. Corporate Existence.
Seller is a corporation duly organized, validly existing and in good standing under the laws of Belgium and has all requisite power and authority and all necessary licenses and permits to carry on its business as it has been and is now being conducted and to own, lease and operate the properties used in connection therewith. Seller is duly qualified to do business and is in good standing as a foreign corporation in Belgium.

3.2. Existing Condition.
To Seller's knowledge and belief, since December 5th, 2001, (the "Shutdown Date"), Seller, in relation to the Business, has not:

     3.2.1. Sold, assigned or transferred any of the assets or other interests in the Business except in the ordinary course of business consistent with past practice;


     3.2.2. Suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Assets;


     3.2.3. Suffered any material adverse change to the condition of the Assets.

3.3. Title to Properties; Leasehold Interests.
Seller has good, valid and marketable title to all of the Assets, real, personal and mixed, including all of the properties and assets used by the Business as of the Shutdown Date and those acquired since the Shutdown Date (except in each case for Assets sold or otherwise disposed of since the Shutdown Date in the ordinary course of business consistent with past practice), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except liens for current taxes not yet due and payable. To Seller's knowledge and belief, all leases, licenses, permits and authorizations in any manner related to the Assets or the Business and all other instruments, documents and agreements pursuant to which Seller has obtained the right to use any real or personal property in connection with the Business are in good standing, valid and effective in accordance with their respective terms, and there is not under any of such instruments, documents or agreements any existing default or event which with notice or lapse of time, or both, would constitute a default and in respect of which Seller has not taken adequate steps to prevent a default from occurring.

3.4. Condition of Tangible Assets.
To Seller's knowledge and belief all structures, facilities, equipment and other material items of Personal Property owned or used by Seller in the Business are in good operating condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of the Business and conform to all applicable laws, ordinances, codes, rules and regulations relating to their construction, use and operation.

3.5. Litigation.
No litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to Seller's knowledge and belief, threatened against Seller (in connection with the Business), the Assets, the Business, or the transactions contemplated by this Agreement, and to Seller's knowledge and belief, there is not any basis for any such litigation, arbitration, investigation or proceeding. To Seller's knowledge and belief, Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority.

3.6. Compliance with Law.
To Seller's knowledge and belief, Seller, in connection with the Business, has complied with each, and is not in violation of any law, ordinance, or governmental rule or regulation to which it, the Business, or the Assets is subject. To Seller's knowledge and belief, neither Seller nor any officer, employee or agent of, nor any consultant to, Seller in connection with the Business has unlawfully offered, paid, or agreed to pay, directly or indirectly, any money or anything of value to, or for the benefit of, any individual who is or was a candidate for public office, or an official or employee of any governmental or regulatory body or authority or an officer or employee of any client, customer or supplier of Seller. To Seller's knowledge and belief, Seller has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of Seller.

3.7. Restrictions.
To Seller's knowledge and belief, Seller is not a party to any indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially adversely affects or materially restricts or, so far as Seller can now reasonably foresee, may in the future materially adversely affect or materially restrict, the prospects or condition (financial or otherwise) of the Business or the Assets.

3.8. Conditions Affecting the Business.
To Seller's knowledge and belief, as of the Shutdown Date, there are no conditions existing with respect to the Business, its markets, products, services, clients, customers, facilities, personnel or suppliers which are known to Seller or which should be known to the prudent businessman in charge of operations of the Business which would adversely affect the Business, considered as a whole, other than such conditions as may affect as a whole the industry in which the Business engages.

3.9. Contracts and Commitments.
To Seller's knowledge and belief, Seller, in relation to the Business, is not a party to any written or oral:

     3.9.1. Agreement, contract or commitment with any present or former shareholder, director, officer, employee or consultant or for the employment of any person, including any consultant;


     3.9.2. Agreement, contract, commitment or arrangement with any labor union or other representative of employees;


     3.9.3. Agreements, contracts or commitments for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party, involving the expenditures of $1,000, or more;


     3.9.4. Agreements, contracts or commitments to sell or supply products or to perform services, involving $1,000 in value;


     3.9.5. Agreements, contracts or commitments continuing over a period of more than six months from the date hereof or exceeding $1,000 in value;


     3.9.6. Representative or sales agency agreement, contract or commitment;


     3.9.7. Lease under which Seller is either the lessor or lessee;


     3.9.8. Agreement, contract or commitment for any charitable or political contribution;


     3.9.9. Agreements, contracts or commitments for any capital expenditure in excess of $1,000;


     3.9.10. Agreement, contract or commitment limiting or restraining it from engaging or competing in any lines of business with any person, nor was any officer or employee of the Business subject to any such agreement, contract or commitment as of the Shutdown Date nor is any officer or employee of the Business subject to any such agreement, contract or commitment;


     3.9.11. License, franchise, distributorship or other agreement, including those which relate in whole or in part to any patent, trademark, or copyright or to any ideas, technical assistance or other know-how of or used by the Business; or


     3.9.12. Material agreement or contract not made in the ordinary course of business.


     To Seller's knowledge and belief, each of the agreements, contracts, commitments, leases and other instruments, documents and undertakings is valid and enforceable in accordance with is terms, the parties thereto are in compliance with the provisions thereof, no party is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder, furthermore, no such agreement, contract, commitment, lease or other instrument, document or undertaking, in the reasonable opinion of the Seller, contains any contractual requirement with which there is a reasonable likelihood Seller or any other thereto will be unable to comply.

3.14. No Third Party Options.
There are no existing agreements, options, commitments or rights with, to or in any person to acquire the Business, any of the Assets or any interest therein, except for this Agreement and those contracts entered into in the normal course of business consistent with past practice for the sale of Seller's products and services. 3.15. Full Disclosure.
To Seller's knowledge and belief, no representation or warranty by Seller in this Agreement or in any document delivered or to be delivered by Seller pursuant hereto, and no statement, list, certificate or instrument furnished or to be furnished to the Purchaser pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not misleading.

               4. Representations and Warranties of the Purchaser

     The Purchaser hereby represents and warrants to the Seller as follows:
4.1. Corporate Existence.
The Purchaser is duly organized, validly existing and in good standing under the laws of the government of Belgium.

4.2. Corporate Power and Authorization.
The Purchaser has the corporate power to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by the Purchaser has been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

4.3. Validity of Contemplated Transactions, etc.
The execution and delivery of this Agreement by the Purchaser does not, and, upon the making of any filings required by Section 7A of the Clayton Act and the expiration of the applicable waiting period, the performance of this Agreement by the Purchaser will not, violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to,
(a) any existing law, ordinance, or governmental rule or regulation to which the Purchaser is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Purchaser, (c) the charter documents or By-Laws of the Purchaser, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which the Purchaser is a party or by which the Purchaser is bound. Except for the making of any filings required by Section 7A of the Clayton Act, no authorization, approval or consent, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by the Purchaser.

                     5. Additional Covenants of the Parties

                          5.1. Cooperation and Access.
After the Closing, Purchaser will give Seller and/or its contractors full and complete access to the Facility for purposes of performing the environmental remediation and other activities which Seller is required to perform, and Purchaser will cooperate fully with Seller and its contractors in preparing for and in performing such activities. In connection therewith, Seller will use all commercially practicable efforts to ensure that such activities do no unduly interfere with Purchaser's operation of the Business. Seller will indemnify Purchaser for any damage to the Facility and for any liability to third persons which damage or liability is caused by or in connection with Seller's or its contractors' performance if such activities.

5.2. Interference with the Business.
After the Closing, Seller and each of its employees and affiliates shall not take any action or engage in any practice which disparages Purchaser, its products or its employees and which would impair the relationships of the Purchaser with any customers, employees, suppliers or other persons having any business dealings with the Purchaser.

5.3. In General.
Except to the extent expressly provided otherwise in this Agreement, Seller shall be responsible for any and all wages, vacations, holidays, union check off dues, bereavement pay, personal or sick leave pay, payroll expenses and, other benefits under any of the Seller's employee benefit plans, arising out of the employment of employees ( "Employees") by Seller which are earned prior to the Closing Date (regardless of when such amounts are payable) and Purchaser shall be responsible for and assume all liability for any and all such amounts (or any comparable amounts under Purchaser's plans) to Employees that are earned on or after the Closing Date.

5.4. Grievances.
Seller shall be responsible for (i) the resolution of all filed grievances attributable to events occurring prior to the Closing Date and (ii) the payment of any amounts in the nature of back pay or employee compensation in respect of such grievances for periods before or after the Closing Date and all other expenses incident thereto.

5.5. Misdirected payments.
The parties agree that any payments received by either of them that are identified to invoices of the other or otherwise due the other shall promptly be remitted to the other. Unless some other allocation or distribution of payment is apparent on the face of the remittance, all payments shall be applied on a first-in, first-out basis, thus being applied first to accounts receivable generated on or after the Closing Date. Purchaser and Seller shall exchange information concerning billings and payments at such intervals and for such period of time as shall be necessary to facilitate the administration of this agreement as to collection of accounts receivable.

                           6. Miscellaneous Provisions

6.1. Entire Agreement; Amendment; Assignment.
This Agreement and the exhibits and schedules appended hereto embody and constitute the entire understanding between the parties with respect to the transactions contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument

6.2. Notices.
All notices, demands, requests, or other communications which may be or are required to be given, served or sent by either party to the other party pursuant to this Agreement, shall be in writing and shall be hand delivered, sent by guaranteed overnight parcel express service or mailed by registered or certified mail, return receipt requested, postage prepaid, or transmitted by or telecopy (with a confirming copy sent by another permitted means), addressed as follows:

     6.2.1. If to Seller:


         New BitSnap N.V. - IMDS division


         Xavier de Cocklaan 42


         B-9831, Deurle


         Belgium


         Telefax: +32 9 321 70 90


         6.2.2. If to Purchaser:


         Remedent N.V.


         Xavier de Cocklaan 42


         B-9831, Deurle


         Belgium


         Telefax: +32 9 321 70 90



Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be mailed or telefaxed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or, with respect to a telefax, the answer back being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

6.3. Governing Law.
This Agreement shall be governed by, and construed in accordance with, the laws of Belgium, without giving effect to the conflicts of laws provisions thereof.

6.4. Captions.
The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

6.5. Benefit.
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

6.6. Construction.
As used in this Agreement, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

6.7. Waiver.
Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, or privileges hereunder.

6.8. Non-Business Days.
If any obligation of a party hereto falls due on a Saturday, Sunday or legal holiday recognized by the United States Government, then such obligation shall automatically be postponed until the next day which is not a Saturday, Sunday or legal holiday.

6.9. Cost and Expenses.
Except for costs and expenses specifically assumed by a party under this Agreement, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereunder. Seller shall pay all transfer and recording tax and fees associated with the transfer of the Real Property.

6.10. Seller Indemnity.
To the extent not otherwise provided herein, Seller agrees to defend, indemnify and hold harmless Purchaser from and against:

     6.10.1. All debts, liabilities and obligations arising out of or in any way relating to the operation of the Business accruing prior to the Closing Date or from events occurring prior to the Closing with respect to the ownership, management, operation and maintenance of the Business;


     6.10.2. Any actual loss, liability or damage suffered or incurred by Purchaser because any representation or warranty contained in this Agreement, or in any document furnished to Purchaser by Seller in connection with the Closing hereunder, shall be false or misleading in any material respect; and all reasonable costs and expenses (including reasonable attorneys' fees) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this provision.

6.11. Purchaser Indemnity.
To the extent not otherwise provided herein or not inconsistent with any other provision hereof, Purchaser agrees to defend, indemnify and hold Seller harmless from and against:

     6.11.1. All debts, liabilities and obligations arising out of or in any way relating to the operation of the Business accruing subsequent to the Closing or from events occurring subsequent to the Closing with respect to the ownership, management, operation, maintenance and repair of the Business;


     6.11.2. Any actual loss, liability, or damage suffered or incurred by Seller because of any representation or warranty contained in this Agreement, or in any document furnished to Seller by Purchaser in connection with the Closing hereunder, shall be false or misleading in any material respect; and


     6.11.3. All reasonable costs and expenses (including reasonable attorneys' fees) incurred by Seller in connection with any suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this provision.

6.12. Notice Regarding Indemnities, Limitation of Indemnity, Etc.
Except to the extent expressly provided elsewhere in this Agreement, the following procedures shall be followed with respect to all claims for indemnification under this Agreement and all obligations of indemnification hereunder shall be subject to compliance by the party to be indemnified with such procedures:

     6.12.1. The indemnitee shall give prompt written notice to the indemnitor of any claim that might give rise to a claim by the indemnitee against the indemnitor pursuant to this Agreement, stating the nature and basis of such claims and the estimated amounts thereof.


     6.12.2. If any action, suit or proceeding is brought against an indemnitee with respect to which an indemnitor may have liability pursuant to this Agreement, the action, suit or proceeding shall, upon


          a) The written acknowledgment by the indemnitor that it has the obligation to indemnify the indemnitee under the indemnity agreements contained herein and


          b) The making of reasonably adequate provisions by the indemnitor to ensure the indemnitee of the ability of the indemnitor to satisfy its obligation hereunder, be defended (including all proceedings on appeal or for review that counsel for the indemnitor shall deem appropriate) by, and may be settled or compromised by, the indemnitor. Prior to receipt by the indemnitee of the indemnitee of the indemnitor's written acknowledgment and provision as required by clauses (x) and (y) of the preceding sentence, the indemnitee shall have the right to contest or defend (and, if the indemnitee has not received such written acknowledgment and provision within 5 business days after the indemnitee has provided written notice as required by Section 7.2 above, to settle or compromise) such action, suit or proceeding at the expense of the indemnitor. In addition to the foregoing, the indemnitee may by written notice to the indemnitor require the indemnitor to assume the defense of any action, suit or proceeding with respect to which the indemnitor may have liability pursuant to this Agreement. The indemnitee shall have the right to employ its own counsel in connection with any action, suit or proceeding being defended by the indemnitor pursuant hereto, but the fees and expenses of such counsel shall be at the indemnitee's own expense unless (i) the employment of such counsel and the payment of such fees and expenses shall have been specifically authorized by the indemnitor in connection with the defense of such action, suit or proceeding or (ii) the indemnitee shall have reasonably concluded and notified the indemnitor that there may be specific defenses available to it that are different from or in addition to those available to the indemnitor or that such action, suit or proceeding involves or could have an effect upon matters beyond the scope of the indemnity agreements contained herein, in either of which events
               (A) the indemnitor, to the extent made necessary by such defenses, shall not have the right to direct the defense of such action, suit or proceeding on behalf of the indemnitee and (B) only that portion of such fees and expenses reasonably related to matters covered by the indemnity agreements contained herein shall be borne by the indemnitor. The indemnitor shall keep the indemnitee fully informed of such action, suit or proceeding at all stages thereof whether or not the indemnitee is so represented. The indemnitor shall make available to the indemnitee and its attorneys and accountants all books and records of the indemnitor relating to such proceedings or litigation, and the parties hereto agree to render to each other such assistance as they may reasonably require to ensure the proper and adequate investigation, and the defense or settlement, of any such action, suit or proceeding.


          c) The indemnitee shall be entitled to compromise or settle all actions, suits or proceedings as to which the indemnitor does not have or does not exercise the right to assume the defense, without consent of the indemnitor, provided, that it acts reasonably and in good faith in doing so. The indemnitee shall keep the indemnitor fully informed of such action, suit or proceeding at all stages thereof.


          d)   No claim for  indemnification  shall be made  pursuant to Section
               7.11 or Section 7.12 unless the amount of such claim exceeds [$ AMOUNT], but each claim paid pursuant to such provisions shall be the full amount of such claim.

6.13. Survival of Representations.
Each of the representations and warranties made herein shall survive the Closing, and for a period of 3 years thereafter. Any action to be brought for breach of any representation or warranty shall be brought only during the period in which it has survived.
6.14. Counterparts.
To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signature of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement.

6.15. Exhibits and Schedules.
Each Exhibit and Schedule hereto is incorporated by reference and made a part of this Agreement. IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                           SELLER


                           New BitSnap N.V.
                           ----------------
                           By: /s/ Guy De Vreese


                           PURCHASER:


                           Remedent N.V.
                           -------------

                           By:  /s/ Stephen Ross